[LOGO OF IBIS TECHNOLOGY CORPORATION]

CONTACT:

Timothy Burns                               John P. Kehoe/Van Negris
Ibis Technology Corporation                 Kehoe, White, Savage & Company, Inc.
(508) 777-4247                              (212) 888-1616

FOR IMMEDIATE RELEASE
---------------------

          IBIS TECHNOLOGY CORPORATION COMPLETES WARRANT REDEMPTION AND
                  RECEIVES $10.2 MILLION FROM WARRANT EXERCISE

DANVERS, MA -- SEPTEMBER 2, 1997 -- Ibis Technology Corporation (NASDAQ:IBIS), the leading supplier of SIMOX-SOI (Separation by IMplanted Oxygen / Silicon-On-Insulator) wafers to the semiconductor industry, today announced that the Company has received net proceeds of approximately $10.2 million through the exercise of its publicly traded Redeemable Common Stock Purchase Warrants (Nasdaq: IBISW). The proceeds were generated by the election of the holders of approximately 92.5% of the warrants to exercise the warrants, rather than have the Company redeem the warrants for $0.20 per warrant. Approximately 1,334,000 shares of the Company's common stock (Nasdaq: IBIS) were issued upon exercise of the warrants.

Dr. Geoffrey Ryding, President and Chief Executive Officer stated: "We are delighted that so many investors have elected to exercise their warrants and acquire additional shares of Ibis Technology Corporation. We appreciate their confidence in and support of our Company and view their response as a strong endorsement of our technology."

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on bulk silicon or epitaxial wafers. The Company produces SIMOX-SOI wafers on advanced proprietary Ibis 1000 oxygen implantation equipment, utilizing proprietary processing technologies which the Company believes will enable it to produce SIMOX-SOI wafers for demanding high volume commercial applications.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet located at: http://www.ibis.com.

                                      # # #